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                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
  UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
  SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934.

                             Commission File Number   0-19366
                                                   --------------

                        Bay Networks, Inc.
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      (Exact name of registrant as specified in its charter)

4401 Great America Parkway,
Santa Clara, California  95054          (408) 988-2400
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Common Stock, $.01 per share par value,
                 Preferred Stock Purchase Rights
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     (Title of each class of securities covered by this Form)

                               None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  |X|     Rule 12h-3(b)(1)(i)  |X|
     Rule 12g-4(a)(1)(ii) |_|     Rule 12h-3(b)(1)(ii) |_|
     Rule 12g-4(a)(2)(i)  |_|     Rule 12h-3(b)(2)(i)  |_|
     Rule 12g-4(a)(2)(ii) |_|     Rule 12h-3(b)(2)(ii) |_|
                                  Rule 15d-6           |_|


     Approximate number of holders of record
     as of the certification or notice date:      1
                                            -------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   August 31, 1998        By:  /s/ John J. Poggi, Jr.
     --------------------         ---------------------------
                                   John J. Poggi, Jr.
                                   Vice President, General
                                   Counsel and Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


SEC 2069 (8-96)